Exhibit 3.15

CERTIFICATE OF DESIGNATIONS

OF

FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES A

OF

THE CHARLES SCHWAB CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE CHARLES SCHWAB CORPORATION, a Delaware corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by a duly authorized committee (the “Pricing Committee”) of the board of directors of the Corporation (the “Board of Directors”) in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors by the provisions of the Fifth Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), and pursuant to the authority conferred upon the Pricing Committee by the duly adopted resolutions of the Board of Directors and the bylaws of the Corporation (as such may be amended, modified or restated from time to time, the “Bylaws”):

RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation (which authorizes 9,940,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”)), the Pricing Committee hereby fixes the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the series of Preferred Stock provided for below.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Designation and Number. The series of Preferred Stock shall be designated as the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”) and the number of shares so designated shall be 400,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation may in the future from time to time, without notice to or consent of the holders of the Series A

Preferred Stock, issue additional shares of the Series A Preferred Stock; provided, that any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares are otherwise treated as fungible with the Series A Preferred Stock for U.S. federal income tax purposes. In the event that the Corporation issues additional Series A Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date the Corporation specifies at the time such additional shares are issued. Each share of Series A Preferred Stock shall have a liquidation preference of $1,000 per share (the “Liquidation Preference”).

2. Definitions.

As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meaning:

“Authorized Committee” shall have the meaning set forth in Section 3(a).

“Board of Directors” shall have the meaning set forth in the preamble.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated by law or executive order to close.

“Bylaws” shall have the meaning set forth in the preamble.

“Calculation Agent” shall mean Wells Fargo Bank, National Association acting in its capacity as calculation agent for the Series A Preferred Stock, and its successors and assigns or any other calculation agent appointed by the Corporation.

“Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Corporation” shall have the meaning set forth in the preamble.

“Dividend Determination Date” shall have the meaning set forth in Section 3(e).

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the original issue date of the Series A Preferred Stock.

“DTC” means The Depository Trust Company.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Fixed Rate Period” shall have the meaning set forth in Section 3(a)(i).

“Floating Rate Period” shall have the meaning set forth in Section 3(a)(ii).

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Distribution” shall have the meaning set forth in Section 4(a).

“Liquidation Preference” shall have the meaning set forth in Section 1.

“London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Parity Stock” means any other class or series of stock of the Corporation that ranks on parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Paying Agent” shall mean Wells Fargo Bank, National Association acting in its capacity as paying agent for the payment of dividends for the Series A Preferred Stock, and its successors and assigns or any other paying agent appointed by the Corporation.

“Pricing Committee” shall have the meaning set forth in the preamble.

“Redemption Price” shall have the meaning set forth in Section 6(b).

“Registrar” shall mean Wells Fargo Bank, National Association acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of:

(i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock;

(ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock; or

(iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Preference of the shares of Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for United States dollar deposits).

“Senior Stock” means any other class or series of stock of the Corporation ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on the “Reuters Screen LIBOR01 Page” at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. If no offered rate appears on the “Reuters Screen LIBOR01 Page” on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, Three-Month LIBOR for the next Dividend Period will be equal to Three-Month LIBOR in effect for the then-current Dividend Period.

“Transfer Agent” shall mean Wells Fargo Bank, National Association acting in its capacity as transfer agent for the Series A Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.

“Voting Parity Securities” shall have the meaning set forth in Section 5(b).

3. Dividends.

(a) Holders of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors or a duly authorized committee of the Board of Directors (an “Authorized Committee”), out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the Liquidation Preference of the Series A Preferred Stock at a rate equal to:

(i) 7.000% per annum for each semi-annual Dividend Period from the issue date of the Series A Preferred Stock to, but excluding, February 1, 2022 (the “Fixed Rate Period”); and

(ii) Three-Month LIBOR plus a spread of 4.820% per annum, for each quarterly Dividend Period beginning on February 1, 2022 and continuing indefinitely thereafter or until such Series A Preferred Stock is redeemed or repurchased (the “Floating Rate Period”).

(b) If declared by the Board of Directors or an Authorized Committee, dividends shall be payable, in arrears, on the Series A Preferred Stock on the following dates (each, a “Dividend Payment Date”):

(i) during the Fixed Rate Period and February 1, 2022, semi-annually on February 1 and August 1 of each year, beginning on August 1, 2012 and ending on February 1, 2022; and

(ii) during the Floating Rate Period, quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2022.

If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next Business Day without any adjustment to the amount of dividends paid.

(c) Dividends shall be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register at 5:00 p.m., New York City time, on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or an Authorized Committee.

(d) Dividends payable on the Series A Preferred Stock for the Fixed Rate Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for the Floating Rate Period shall be computed based on the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 6, unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series A Preferred Stock called for redemption.

(e) The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date is the “Dividend Determination Date” for the Dividend Period. The Calculation Agent shall add the spread of 4.820% per annum to the Three-Month LIBOR rate as determined on the Dividend Determination Date. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period will be binding and conclusive on the holders of Series A Preferred Stock, the Transfer Agent and the Corporation.

(f) Dividends on the Series A Preferred Stock shall not be cumulative. If the Board of Directors or an Authorized Committee does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable Dividend Payment Date, or be cumulative, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or an Authorized Committee declares a dividend on the Series A Preferred Stock for any future Dividend Period.

(g) During each Dividend Period while the Series A Preferred Stock is outstanding, unless the full dividends for the immediately preceding Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than (1) a dividend payable solely in such Junior Stock or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

(ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation) other than:

(1) as a result of a reclassification of Junior Stock for or into other Junior Stock;

(2) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock;

(3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(4) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(5) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; or

(6) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

(iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock, unless such Parity Stock is repurchased, redeemed or acquired for consideration by the Corporation in connection with any of the following:

(1) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock;

(2) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or Junior Stock; or

(3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock.

(h) When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any such Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on any such Parity Stock, bear to each other.

(i) Dividends on the Series A Preferred Stock will be subject to the Corporation’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency) applicable to dividends on the Series A Preferred Stock, if any.

(j) Subject to the foregoing restrictions, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or an Authorized Committee, may be declared and paid on the Corporation’s common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

4. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive a liquidation distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Liquidation Distribution”), before the Corporation makes any distribution of assets to the holders of the Corporation’s common stock or any other class or series of stock ranking junior to the Series A Preferred Stock as to such distribution. The holders of Series A Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their Liquidation Distribution in full.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the Liquidation Distribution in full to all holders of Series A Preferred Stock and all holders of any class or series of stock ranking on parity with the Series A Preferred Stock as to such distribution, the amounts paid to the holders of Series A Preferred Stock and all holders of such parity stock shall be paid pro rata in accordance with the respective aggregate Liquidation Distribution owed to those holders. If the Liquidation Distribution has been paid in full to all holders of Series A Preferred Stock and such parity stock, the holders of any other class or series of stock ranking junior to the Series A Preferred Stock as to such distribution shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

5. Voting Rights.

(a) The holders of Series A Preferred Stock shall have no voting rights, except as provided herein or as required by law.

(b) Whenever dividends payable on the shares of Series A Preferred Stock have not been paid for three semi-annual Dividend Periods or six quarterly Dividend Periods, as applicable, or their equivalent, whether or not consecutive, then the holders of Series A Preferred Stock shall have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of the holders of at least 20% of the voting power of the Series A Preferred Stock and any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, in which event such election shall be held only at such next annual or special meeting of the Corporation’s stockholders) or at the Corporation’s next annual or special meeting of the Corporation’s stockholders, to elect two additional directors to the Board of Directors; provided, that the election of any such director does not cause the Corporation to violate the applicable corporate governance requirements of the exchange or trading market where the Corporation’s common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Series A Preferred Stock and any Voting Parity Securities, voting together as a class, shall be required to constitute a quorum of such shares. The affirmative vote of the holders of the Series A Preferred Stock and the holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(c) Immediately prior to the election of any such directors, the number of directors that comprise the Board of Directors shall be increased by two. Such voting rights and the term of the additional directors so elected shall continue until:

(i) continuous non-cumulative dividends for at least two consecutive semi-annual dividend periods or four consecutive quarterly dividend periods, as applicable, or their equivalent; and

(ii) cumulative dividends, if any, payable for all past dividend periods,

shall have been paid, or declared and set aside for payment, in full, on all outstanding shares of the Series A Preferred Stock or the Voting Parity Securities entitled thereto. At that point, the right to elect additional directors shall terminate and the terms of office of the two additional directors so elected shall terminate immediately, and the number of directors shall be reduced by two and such voting rights of the holders of the Series A Preferred Stock and any Voting Parity Securities shall cease, subject to any increase in the number of directors as described above due to the revesting of such voting rights in the event of each and every additional failure in the payment of dividends for three semi-annual Dividend Periods or six quarterly Dividend Periods, as applicable, or their equivalent, whether or not consecutive, as described above.

(d) Holders of Series A Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the Series A Preferred Stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. In the event that both offices are vacant, the holders of Series A Preferred Stock and any Voting Parity Securities may, as set forth in Section 5(b), call a special meeting and elect such directors at such special meeting, or elect such directors at the Corporation’s next annual or special meeting of the Corporation’s stockholders.

(e) The number of votes that each share of Series A Preferred Stock and any stock ranking equally with the Series A Preferred Stock participating in the votes described above shall be in proportion to the Liquidation Preference of such share.

(f) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock voting separately as a class, shall be required to:

(i) amend, alter or repeal the provisions of the Certificate of Incorporation (including this Certificate of Designations), or the Bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series A Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

(1) increases in the amount of the authorized common stock or, except as provided in Section 5(f)(ii), preferred stock;

(2) increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Series A Preferred Stock; or

(3) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Series A Preferred Stock;

(ii) amend or alter the Certificate of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of Senior Stock, or reclassify any of the Corporation’s authorized capital stock into any such shares of Senior Stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock; or

(iii) consummate a binding share exchange, a reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with or into another entity; provided, however, that the holders of Series A Preferred Stock shall have no right to vote under this provision or otherwise under Delaware law if in each case:

(1) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

(2) the Series A Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series A Preferred Stock.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or called for redemption in accordance with Section 6 upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

6. Redemption.

(a) No Mandatory Redemption. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

(b) Optional Redemption. The Corporation may redeem the Series A Preferred Stock at the Corporation’s option, in whole or in part, from time to time, on any Dividend Payment Date on or after February 1, 2022, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Redemption Price”).

(c) Redemption Following a Regulatory Capital Treatment Event. The Corporation may redeem shares of the Series A Preferred Stock at any time within 90 days following a Regulatory Capital Treatment Event, in whole but not in part, at the Redemption Price.

(d) Redemption Procedures.

(i) If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the holder of record is DTC, notice may be given in any manner permitted by DTC). Each notice of redemption shall include a statement setting forth:

(1) the redemption date;

(2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the holder;

(3) the Redemption Price;

(4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price; and

(5) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price.

(e) Partial Redemption. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(f) Regulatory Approval. Any redemption of the Series A Preferred Stock is subject to the Corporation’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency) applicable to redemption of the Series A Preferred Stock, if any.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed and acknowledged this 24th day of January, 2012.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Joseph R. Martinetto
Name: Joseph R. Martinetto
Title: Chief Financial Officer

ACKNOWLEDGED:

By:	/s/ Susan L. Stapleton
Name: Susan L. Stapleton
Title: Assistant Corporate Secretary

Exhibit A

FORM OF FIXED-TO-FLOATING RATE NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE CORPORATION OR THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

Number: [ ]	CUSIP NO.: 808513 AE5

Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A

[            ] Shares

THE CHARLES SCHWAB CORPORATION

FACE OF SECURITY

[1]	To be included if the certificate is in global form, otherwise to be removed.

This certifies that [Cede & Co.]2 is the owner of [            ] fully paid and non-assessable shares of the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of The Charles Schwab Corporation, a Delaware corporation (hereinafter called the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation, as amended, of the Corporation and all amendments thereto (copies of which are on file at the office of the Registrar) to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid until countersigned by the Registrar.

[2]	To be included if the certificate is in global form, otherwise to be the name of the holder of the certificated shares.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed.

THE CHARLES SCHWAB CORPORATION

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

This is one of the certificates representing shares of the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, referred to in the within mentioned Certificate of Designations.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Registrar

By:
Name:
Title:

Dated:

REVERSE OF SECURITY

THE CHARLES SCHWAB CORPORATION

The shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) have the preferences and privileges, dividend rights, liquidation preferences and such other rights and qualifications, limitations and restrictions as provided in the Certificate of Designations relating to the Series A Preferred Stock (the “Certificate of Designations”), in addition to those set forth in the Certificate of Incorporation of the Corporation, as amended, and the Corporation’s bylaws, copies of which shall be furnished by the Corporation to any holder without charge upon the request addressed to the Secretary of the Corporation at its principal office in San Francisco, California or to the Registrar named on the face of this certificate.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of stock of the Corporation, and upon the holders thereof as established by the Certificate of Incorporation, the Certificate of Designations or any other certificate of determination of preferences, and the number of shares constituting each series or class and the designations thereof, may be obtained by any stockholder of the Corporation upon request and without charge from the Secretary of the Corporation at the principal office of the Corporation, 211 Main Street, San Francisco, California 94105.

ASSIGNMENT

For value received,                      hereby sell, assign and transfer unto

Please Insert Social Security or Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

shares of the capital stock represented by the within certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated

NOTICE:	The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.

SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member of a Medallion Signature Program)